Exhibit 99.1

Montpelier Re Reports Fourth Quarter and Full Year Financial Results

HAMILTON, Bermuda, February 9, 2012 - Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the fourth quarter and the year ended December 31, 2011.

Fully converted book value per common share was $22.71, an increase of 2.5% for the fourth quarter and a decrease of 6.1% for the full year, after taking into account common share dividends declared during the periods.

The operating loss for the quarter was $0.27 per common share ($16 million) and net income was $0.40 per common share ($25 million), each expressed after preferred share dividends. The net income for the quarter includes $30 million of net realized and unrealized gains from investments and foreign exchange and an $11 million net gain from the sale of Montpelier U.S. Insurance Company (“MUSIC”). The operating loss for the full year was $2.50 per common share ($154 million) and the net loss was $2.01 per common share ($124 million). The net loss for the year includes $19 million of net realized and unrealized gains from investments and foreign exchange and the aforementioned gain from the sale of MUSIC.

The loss ratio for the quarter was 81% which includes the net financial impact of $66 million of catastrophe losses, including $40 million from the Thailand floods and $26 million from other catastrophe events occurring during 2011, including those occurring in the fourth quarter. These losses were partially offset by $18 million of favorable prior year loss reserve development. The combined ratio was 117% for the quarter. The loss ratio for the year was 98% and the combined ratio was 131%.

Net investment income was $17 million for the fourth quarter and $69 million for the full year. The total return on the investment portfolio was 1.6% for the quarter and 3.0% for the full year.

Christopher Harris, President and Chief Executive Officer, said “We made important strategic progress in 2011 with the sale of a non-core business and the expansion of our property catastrophe underwriting partnerships.  These initiatives enhanced our capital flexibility, improved our competitive positioning, and contributed to a successful January renewal season.  While industry challenges still remain, I am confident that Montpelier will continue to build on its strengths in 2012 and capitalize on the increasingly positive prospects for many of our business lines.”

As of December 31, 2011, shareholders’ equity was $1.55 billion and total capital was $1.88 billion. During the fourth quarter, the Company repurchased 1,184,700 common shares at an average price of $17.11 per share, leaving $145 million authorized under its current share repurchase program.

Please refer to Montpelier’s December 31, 2011 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Friday, February 10, 2012 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through March 9, 2012 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10007981.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, our common shares or preferred shares to differ include, but are not necessarily limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute our business plans or the business plans of our subsidiaries effectively; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
William Pollett, 441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

Media:
Jeannine Menzies, 441-299-7570
Corporate Affairs Manager

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	December 31,
	2011		2010
Assets

Fixed maturity investments, at fair value	$2,390.2		$2,289.3
Equity securities, at fair value	96.1		152.9
Other investments	102.4		90.1
Cash and cash equivalents	340.3		232.3
Restricted cash	128.4		27.1

Total Investments and Cash	3,057.4		2,791.7

Reinsurance recoverable on unpaid losses	77.7		62.4
Reinsurance recoverable on paid losses	7.7		12.9
Insurance and reinsurance premiums receivable	213.4		201.6
Unearned reinsurance premiums ceded	22.0		22.9
Deferred insurance and reinsurance acquisition costs	50.9		45.0
Accrued investment income	16.2		16.2
Unsettled sales of investments	33.9		32.5
Other assets	20.3		34.2

Total Assets	$3,499.5		$3,219.4

Liabilities

Loss and loss adjustment expense reserves	$1,077.1		$784.6
Debt	327.8		327.7
Unearned insurance and reinsurance premiums	265.9		264.0
Insurance and reinsurance balances payable	44.0		33.8
Liability for investment securities sold short	136.3		25.4
Unsettled purchases of investments	69.9		108.9
Accounts payable, accrued expenses and other liabilities	29.2		46.2

Total Liabilities	1,950.2		1,590.6

Shareholders’ Equity

Non-cumulative preferred shares	150.0		—
Common shares and additional paid-in capital	1,165.7		1,258.8
Common shares held in treasury, at cost	(22.0)		(32.7)
Retained earnings	259.7		408.9
Accumulated other comprehensive loss	(4.1)		(6.2)

Total Shareholders’ Equity	1,549.3		1,628.8

Total Liabilities and Shareholders’ Equity	$3,499.5		$3,219.4

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	60,864	sh	64,557	sh
Common and common equivalent shares outstanding (000s)	61,625		66,195

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Underwriting revenues

Gross insurance and reinsurance premiums written	$91.7	$102.3	$725.5	$720.0
Reinsurance premiums ceded	(10.1)	(11.1)	(101.5)	(51.2)
Net insurance and reinsurance premiums written	$81.6	$91.2	$624.0	$668.8

Gross insurance and reinsurance premiums earned	$179.2	$176.7	$721.1	$668.0
Earned reinsurance premiums ceded	(30.9)	(14.5)	(98.4)	(42.6)
Net insurance and reinsurance premiums earned	148.3	162.2	622.7	625.4

Underwriting expenses

Loss and loss adjustment expenses - current year	(138.6)	(87.0)	(701.4)	(411.6)
Loss and loss adjustment expenses - prior year	18.0	24.5	89.3	109.3
Insurance and reinsurance acquisition costs	(27.7)	(28.1)	(105.4)	(98.7)
Operating expenses	(22.1)	(21.9)	(88.3)	(83.4)
Incentive compensation expenses	(3.0)	(7.6)	(10.3)	(28.7)

Underwriting income (loss)	(25.1)	42.1	(193.4)	112.3

Net investment income	17.1	16.5	68.7	74.0
Other revenue	0.2	0.5	0.5	0.8
Net realized and unrealized investment gains (losses)	31.5	(16.2)	26.2	50.6
Net foreign exchange gains (losses)	(1.4)	5.0	(5.2)	2.3
Net expense from derivative instruments	(0.1)	(0.5)	(3.1)	(4.7)
Net gain on sale of MUSIC	11.1	—	11.1	—
Interest and other financing expenses	(4.9)	(6.0)	(20.6)	(24.6)
Income tax benefit	—	0.8	0.6	1.3

Net income (loss)	28.4	42.2	(115.2)	212.0

Dividends declared on non-cumulative preferred shares	(3.4)	—	(9.1)	—

Net income (loss) available to common shareholders	$25.0	$42.2	$(124.3)	$212.0

Net income (loss)	$28.4	$42.2	$(115.2)	$212.0

Net change in foreign currency translation	0.1	(0.4)	2.1	(0.7)
Reclassification of inception-to-date net unrealized gain from Symetra (1)	—	—	—	(2.6)

Comprehensive income (loss)	$28.5	$41.8	$(113.1)	$208.7

Net income (loss) available to common shareholders per share	$0.40	$0.63	$(2.01)	$2.97

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	93.4%	53.7%	112.6%	65.8%
Prior year	-12.1%	-15.1%	-14.3%	-17.5%
Loss and loss adjustment expense ratio	81.3%	38.6%	98.3%	48.3%
Acquisition costs ratio	18.7%	17.3%	16.9%	15.8%
Operating expense ratio	14.9%	13.5%	14.2%	13.3%
Incentive compensation expense ratio	2.0%	4.7%	1.7%	4.6%
Combined ratio	116.9%	74.1%	131.1%	82.0%

(1)          Represents the cumulative net appreciation associated with our investment in Symetra, which was reclassified from other comprehensive income during the first quarter of 2010 and is now included in net realized and unrealized investment gains.

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS

TO OPERATING INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss) available to common shareholders	$25.0	$42.2	$(124.3)	$212.0

Add (subtract):
Net realized investment (gains) losses	(9.1)	2.4	(34.6)	(33.6)
Net unrealized investment (gains) losses	(22.4)	13.8	8.4	(17.0)
Net losses from investment-related derivative instruments (2)	2.7	0.5	9.0	6.9
Net foreign exchange (gains) losses	1.4	(5.0)	5.2	(2.3)
Net gains from foreign exchange-related derivative instruments (2)	(2.7)	—	(7.0)	(2.0)
Net gain on sale of MUSIC	(11.1)	—	(11.1)	—

Operating income (loss) available to common shareholders	$(16.2)	$53.9	$(154.4)	$164.0

Operating income (loss) available to common shareholders per share	$(0.27)	$0.81	$(2.50)	$2.30

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	Dec. 31,		Sept. 30,		Dec. 31,
	2011		2011		2010
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity	$1,549.3		$1,550.4		$1,628.8

less: Non-cumulative preferred shares	(150.0)		(150.0)		—

[A] Book value per common share numerator (common shareholders’ equity)	1,399.3		1,400.4		1,628.8

Intangible asset (3)	—		(4.8)		(4.8)

[B] Fully converted book value per common share numerator	$1,399.3		$1,395.6		$1,624.0

Book value per share denominators (in thousands of common shares):

[C] Common shares outstanding	60,864	sh	61,585	sh	64,557	sh

Restricted share units outstanding	761		1,336		1,638

[D] Fully converted book value per common share denominator	61,625	sh	62,921	sh	66,195	sh

Book value per common share [A] / [C]	$22.99		$22.74		$25.23
Fully converted book value per common share [A] / [D]	22.71		22.26		24.61
Fully converted tangible book value per common share [B] / [D]	22.71		22.18		24.53

Change in fully converted book value per common share: (4)

From September 30, 2011	2.5%
From December 31, 2010	-6.1%

(1)          These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2)          Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.

(3)          Represents the value of MUSIC’s excess and surplus lines licenses and authorizations we acquired in 2007. We realized the full value of this asset in connection with our December 2011 sale of MUSIC.

(4)          Computed as the change in fully converted book value per common share after taking into account dividends declared of $0.105 and $0.405 during the three and twelve month periods ended December 31, 2011, respectively.